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                                                                     EXHIBIT 4.1

                               FIRST AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                      OF EOP OPERATING LIMITED PARTNERSHIP

          THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EOP OPERATING LIMITED PARTNERSHIP (this "AMENDMENT") is entered into on July 29, 2002, by EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (the "COMPANY"), as the general partner (the "GENERAL PARTNER") of EOP Operating Limited Partnership, a Delaware limited partnership (the "PARTNERSHIP").

          WHEREAS, on July 29, 2002, the Company issued and sold 8,500,000 cumulative redeemable series G preferred shares (the "Series G Preferred Shares") pursuant to an underwritten public offering made pursuant to the Company's registration statement on Form S-3 dated July 22, 1998, its prospectus dated July 22, 1998, and its related prospectus supplement dated July 1, 2002; and

          WHEREAS, pursuant to Section 4.2.A. of the Partnership Agreement, the General Partner has determined that, in connection with the issuance of the Series G Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the Series G Preferred Shares;

          NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement and agrees to issue additional Partnership Units as follows:

          1. AMENDMENT OF ARTICLE I. Article I of the Partnership Agreement hereby is amended to insert the following definition:

          "Series G Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 7.75% Series G Cumulative Redeemable Preferred Units, with the designations, preferences and other rights set forth in Attachment G hereto.

          2. ESTABLISHMENT OF SERIES G PREFERRED UNITS. In accordance with
Section 4.2.A of the Partnership Agreement, the Series G Preferred Units are hereby established and issued to the Company in consideration of the Company's Capital Contribution to the Partnership (as calculated pursuant to Section 4.2.B. of the Partnership Agreement) in connection with the Company's issuance and sale of the Series G Preferred Shares. Attachment G hereto, which sets forth the terms and conditions of the Series G Preferred Units hereby established, is hereby made part of the Partnership Agreement and shall be included in its entirety as Attachment G to the Partnership Agreement.

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          3. DEFINED TERMS. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Partnership Agreement.

          4. EFFECTIVE DATE. This Amendment is effective as of July 29, 2002.



          IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.



                                        EQUITY OFFICE PROPERTIES TRUST, a
                                        Maryland real estate investment trust,
                                        the General Partner of EOP Operating
                                        Limited Partnership



                                        By:  /s/ Richard R. Kincaid
                                           ------------------------


                                           Richard D. Kincaid,
                                           Executive Vice President, Chief
                                           Operating Officer, and Chief
                                           Financial Officer

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                                  ATTACHMENT G

                           (SERIES G PREFERRED UNITS)



          In accordance with Section 4.2.A of the Agreement, set forth below are the terms and conditions of the Series G Preferred Units established and issued by the Partnership on July 29, 2002, in connection with issuance of 8,500,000 cumulative redeemable series G preferred shares (the "Series G Preferred Shares") by the General Partner. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

          A. Designation and Number. A series of Partnership Units, designated as 7.75% Series G Cumulative Redeemable Preferred Units (the "Series G Preferred Units") hereby is established. The number of Series G Preferred Units shall be 8,500,000.

          B. Rank. The Series G Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series G Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, the Series E Preferred Units, and the Series F Preferred Units, and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series G Preferred Units.

          C. Distributions.

          (i) Pursuant to Section 5.1 of the Agreement, holders of Series G Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 7.75% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.9375 per unit). Such distributions shall accumulate on a daily basis and be cumulative from July 29, 2002 and shall be payable quarterly in equal amounts in arrears on the 15th day of March, June, September and December of each year, or, if not a business day, the next succeeding business day, commencing September 16, 2002 (each a "Series G Preferred Unit Distribution Payment Date"). Any distribution payable on the Series G Preferred Units for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (ii) Notwithstanding anything to the contrary contained herein, distributions on the Series G Preferred Units shall accumulate whether or not there is sufficient Available Cash for such distributions, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series G Preferred Units will accumulate as of the Series G Preferred Unit Distribution Payment Date on which they first become payable or on the date of redemption, as the case may be.

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          (iii) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series G Preferred Units, all distributions authorized upon the Series G Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series G Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership Unit of Series G Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit on the Series G Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series G Preferred Units which may be in arrears.

          (iv) Except as provided in Section C.(iii) of this Attachment G, unless full cumulative distributions on the Series G Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series G Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series G Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series G Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series G Preferred Units as to distributions and upon liquidation).

          (v) Holders of the Series G Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series G Preferred Units as described above. Any distribution payment made on the Series G Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series G Preferred Units which remains payable.

          D. Allocations.

          Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series G Preferred Units in accordance with Article VI of the Agreement.


                                 Attachment G-2
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          E. Liquidation Preference.

          (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series G Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $25.00 per Series G Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to but excluding the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series G Preferred Units as to liquidation rights.

          (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series G Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series G Preferred Units in the distribution of assets, then such assets shall be allocated among the Series G Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series G Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

          (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section E.

          F. Redemption.

          In connection with a redemption by the General Partner of any or all of the Series G Preferred Shares, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to redemption price of the Series G Preferred Shares to be redeemed and one Series G Preferred Unit shall be canceled with respect to each Series G Preferred Share so redeemed. From and after the date in which the Series G Preferred Shares are redeemed, the Series G Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series G Preferred Units shall cease.


                                 Attachment G-3